Exhibit 10.10
DIRECTOR COMPENSATION SUMMARY
     The following sets forth a summary of the compensation paid to non-employee members of the Board of Directors of The Shaw Group Inc. for their services as members of the Board as well as members of Committees of the Board. Employee directors are not compensated for services as a director.
Retainers
     Non-employee directors receive the following fees, as applicable, for their services on the Board and Committees of the Board:
•	$75,000 (which was increased to $85,000 effective July 3, 2007) annual cash retainer, payable on a quarterly basis;

•	$25,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member (other than Chairman) of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member of the Compensation Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member of the Nominating and Corporate Governance Committee; and

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as lead director.
Equity Awards
     Under The Shaw Group Inc. 2005 Non-Employee Director Stock Incentive Plan, as amended (the 2005 Director Plan), each non-employee director elected or re-elected to the Board at our Annual Meeting will receive, in addition to the annual cash retainers described above, a grant of phantom shares of our common stock and a grant of options to purchase an equal number of shares of our common stock. The aggregate number of shares of our common stock subject to the option and phantom stock awards is determined by dividing 75,000 by the closing market price of a share of our common stock on the date of the director’s election or re-election to our Board. Fifty percent of the aggregate number of shares will be subject to the option grant and fifty percent of the aggregate number of shares will be awarded as phantom shares (in each case rounded up to the nearest share). Based on the closing market price of $33.83 per share on the date of our 2007 Annual Meeting, each of our non-employee directors received options to purchase 1,109 shares of our common stock and an award of 1,109 phantom shares of our common stock.
     The options vest in their entirety one year from the date of award and have an exercise price equal to the closing market price of our common stock on the date of award. The shares of phantom stock vest in three equal annual installments; provided that, in the event a director ceases to be a Board member at any time after the one year anniversary date of the award, the unvested portion of the award is automatically accelerated. Upon vesting of a portion of a phantom stock award the non-employee director will receive the number of shares of common stock subject to the portion of the award that vested. The Director Plan superseded and replaced our 1996 director plan. Effective July 3, 2007, the calculation of aggregate number of shares of common stock subject to these equity awards will be calculated using 85,000 instead of 75,000.
     Mr. Thos. E. Capps was not entitled to participate in the 2005 Director Plan at the time of his appointment to the Board in July 2007, and the Board agreed to pay him in cash through January 2008, a pro rata portion of the equity value he would otherwise have been entitled to receive under the 2005 Director Plan.

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